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                                                                       EXHIBIT 6

                                               November __, 2002


Investors Bank & Trust Company
Financial Product Services
200 Clarendon Street
Boston, MA  02116

         Re:      Transfer Agency and Service Agreement dated August 1,
                  1991 by and among GMO Trust, Grantham,  Mayo,
                  Van Otterloo & Co. LLC and Investors Bank & Trust Co. (the "Agreement")


Ladies and Gentlemen:

         Pursuant to Article 17 of the Agreement, GMO Trust (the "Trust") hereby notifies you that it has created a new series of shares, namely, the "GMO Short-Duration Collateral Fund" (the "New Fund"), with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

         If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                         Very truly yours,

                                         GMO TRUST

                                         By __________________________________
                                            Name:
                                            Title:

                                         GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                         By __________________________________
                                            Name:
                                            Title:


The foregoing is hereby
accepted and agreed.
INVESTORS BANK & TRUST COMPANY

By __________________________________
   Name:
   Title: